INVESTOR SERVICES PLAN

NORTHERN LIGHTS VARIABLE INSURANCE TRUST

WHEREAS, Northern Lights Variable Insurance Trust (the “Trust”) is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Trust desires to compensate service providers (the “Service Providers”) who provide the services described herein to investors in shares of the fund of the Trust (“Investors”) listed in Exhibit A hereto; and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the Investor Services Plan (the “Plan”) will benefit the funds of the Trust (the “Funds”) and Investors in shares of such Funds (the “Shares”).

NOW, THEREFORE, the Trustees of the Trust hereby adopt this Plan.

Section 1.

The Trust has adopted this Plan to enable the Trust to provide investor services.

Section 2.

The Trust will pay Service Providers a fee up to the amount set forth on Exhibit A for providing investor services.  Investor services include some or all of the following:

(i)

printing Fund prospectuses and statements of additional information and mailing them to Investors or to financial advisors who allocate funds for investments in Shares of the Funds on behalf of Investors (“Financial Advisors”);

(ii)

forwarding communications from the Funds to Investors or Financial Advisors, including proxy solicitation material and annual and semiannual reports;

(iii)

assistance in providing the Fund with advance information on anticipated investment activity in and among the Funds;

(iv)

assisting Investors who wish or need to change Financial Advisors; and

(v)

providing support services to Financial Advisers, including, but not limited to (a) providing Financial Advisers with updates on policies and procedures; (b) answering questions of Financial Advisers regarding the Funds’ portfolio investments; (c) providing performance information regarding the Funds; (d) providing information to Financial Advisers regarding the Funds’ investment objectives; (e) providing Investors account information to Financial Advisers; and (f) redeeming Fund Shares, if necessary; for the payment of Financial Advisor fees.

Service Providers may also use this fee for payments to insurance companies, and to affiliates and subsidiaries of such Service Providers, as compensation for providing the services described herein.

Section 3.

This Plan shall not take effect with respect to any Fund until it has been approved by a vote of the majority of both the Trustees of the Trust and the Qualified Trustees (as defined in Section 8 herein), cast either in person, telephonically or by written consent.

Section 4.

Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amount so expended and the purposes for which such expenditures were made.

Section 5.

This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees of the Trust.

Section 6.

All agreements with any person relating to implementation of this Plan shall be in writing and any agreement related to this Plan shall provide that; (i) such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees, on not more than 60 days written notice to any other party to the agreement; and (ii) that such agreement shall terminate automatically in the event of its assignment.

Section 7.

This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Section 2 hereof without the approval of a majority of the Qualified Trustees of the Trust.

Section 8.

As used in this Plan; (i) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it; and (ii) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 9.

While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 10.

this Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person

Dated as of December 18, 2006

EXHIBIT A

Northern Lights Variable Trust

Investor Service Fee

Fund Name

Arrow DWA Balanced VIT Fund

Investor Service Fee

Twenty-Five basis points (25%)

Calculation of Fee

The investor service fee is based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds